Exhibit 10.1

AVIAT NETWORKS 5200 Great America Parkway Santa Clara, CA 94054 Phone: +408 567 7000 Fax: +408 567 7001 WWW.AVIATNETWORKS.COM
John J. Madigan
2716 Fairbrook Drive
Mountain View, CA 94040
Employment Agreement
Dear John:
     This letter agreement sets forth the terms of your employment with Aviat Networks, Inc. (the “Company”) as well as our understanding with respect to any termination of that employment relationship. This Agreement will become effective on your first day of employment which is anticipated to be on January 4, 2011.
     1. Position and Duties. You will be employed by the Company as its Vice President, Corporate Controller and Principal Accounting Officer, reporting to the Senior Vice President and Chief Financial Officer. This position will be based at our facility location in Santa Clara, California. You accept employment with the Company on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at the Company.
     2. Term of Employment. Your employment with the Company is for no specified term, and may be terminated by you or the Company at any time, with or without cause, subject to the provisions of Paragraphs 4 and 5 below.
     3. Compensation. You will be compensated by the Company for your services as follows:
          (a) Salary: You will be paid a monthly base salary of $21,666.67, less applicable withholding, in accordance with the Company’s normal payroll procedures. In conjunction with your annual performance review, which will occur at or about the start of each fiscal year, your base salary will be reviewed by the Board, and may be subject to adjustment in Fiscal Year 2012 based upon various factors including, but not limited to, your performance and the Company’s profitability. Your base salary will not be reduced except as part of a salary reduction program that similarly affects all members of the executive staff reporting to the Chief Executive Officer of the Company.
          (b) Annual Short-Term Incentive Plan: Subject to the Board’s approval of such a plan for Company employees each year, starting in FY 2012, you will be eligible to participate in the Company’s Annual Incentive Plan with a target annual bonus of 45% of your annual base salary. You will also be entitled to participate in the Company’s FY 2011 Annual Incentive

Plan on the same basis, prorated for the portion of FY 2011 falling between your start date and the end of FY 2011. Any payment under the Annual Incentive Plan will be made (if minimum targets are met) in the calendar year in which the relevant fiscal year ends.
          (c) Long-Term Incentive Program: Subject to Board approval each year, you will be eligible to participate in a Long Term Incentive Plan. You will be eligible to participate in the Company’s fiscal year 2011-13 Long-Term Incentive Program with an award of 27,500 options with a 3-year vesting period (50%/25%/25%), 13,750 performance shares subject to vesting based on achievement of Company financial performance criteria for the three-year period ending at the end of FY 2013 and 13,750 shares of restricted stock with a 3-year vesting period (33.3%/33.3%/33.3%). Any award under the current fiscal 2011-13 LTIP will be prorated for the portion of that period falling between your start date and the end of FY 2013. The structure for future periods is subject to determination by the Board.
          (d) Benefits: You will have the right, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company group medical, dental, life, disability or other group insurance plans, as well as under the Company’s business expense reimbursement, educational assistance, holiday, and other benefit plans and policies. You will also be eligible to participate in the Company’s 401(k) plan.
          (e) Vacation: Once your employment begins, you will also accrue paid vacation at the rate of three weeks per year. Maximum accrued vacation will be in accordance with the Company’s vacation policy.
          (f) Foregone Compensation: In recognition of certain compensation with your former employer that you are relinquishing, the Company will make two one-time payments (assuming continued employment on the due date) of $40,000 each ($80,000 total), the first of which is payable thirty (30) days after your start date and the second of which is payable thirty (30) days after the date which is six (6) months after your start date. You agree to repay the amount of any such payment to the Company if you resign from your employment with the Company (other than for Good Reason as defined below) prior to twelve (12) months after the date such payment is made.
     4. Voluntary Termination. In the event that you voluntarily resign from your employment with the Company (other than for Good Reason or Good Reason Following a Change of Control as defined in Paragraphs 5(d) and 6(b)), or in the event that your employment terminates as a result of your death, you will be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. (For purposes of this Agreement, no part of (i) the Annual Incentive Plan for the year in which your termination occurs, (ii) the performance shares for the multi-year period in which your termination occurs or (iii) options or restricted shares that are not vested as of your termination date, will be deemed earned.) You agree that if you voluntarily terminate your employment with the Company for any reason, you will provide the Company with at least 10 business days’ written notice of your resignation. The Company shall have the option, in its sole discretion, to make your resignation effective at any time prior to the end of such notice period, provided the Company pays you an amount equal to the base salary you would have earned through the end of the notice period.

     5. Other Termination. Your employment may be terminated under the circumstances set forth below.
          (a) Termination by Disability. If, by reason of any physical or mental incapacity, you have been or will be prevented from performing your then-current duties under this Agreement for more than three consecutive months, then, to the extent permitted by law, the Company may terminate your employment without any advance notice. Upon such termination, if you sign a general release of known and unknown claims in a form satisfactory to the Company, the Company will provide you with the severance payments and benefits described in Paragraph 5(c). Nothing in this paragraph shall affect your rights under any applicable Company disability plan; provided, however, that your severance payments will be offset by any disability income payments received by you so that the total monthly severance and disability income payments during your severance period shall not exceed your then-current base salary.
          (b) Termination for Cause or Death: The Company may terminate your employment at any time for cause (as described below). If your employment is terminated by the Company for cause, or if your employment terminates as a result of your death, you shall be entitled to no compensation or benefits from the Company other than those earned under Paragraph 3 through the date of your termination. Provided, however, that if your employment terminates as a result of your death, the Company will pay your estate the prorated portion of any incentive bonus that you would have earned during the incentive bonus period in which your employment terminates; such prorated bonus will be paid at the time that such incentive bonuses are paid to other Company employees.
     For purposes of this Agreement, a termination “for cause” occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company’s reputation or business; (iv) your refusal or inability to perform any assigned duties (other than as a result of a disability) after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability; or (v) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement.
          (c) Termination Without Cause: The Company may terminate your employment without cause at any time. If your employment is terminated by the Company without cause, and you sign a general release of known and unknown claims in a form satisfactory to the Company within sixty (60) days of the termination of your employment (or such shorter period as is necessary to comply with the following clause) which becomes valid and effective no later than the ninetieth (90th) day after your termination, and you fully comply with your obligations under Paragraphs 7, 8 and 10, you will receive the following severance benefits:
               (i) severance payments at your final base salary rate for a period of twelve (12) months following your termination; such payments will be subject to applicable withholding and made in accordance with the Company’s normal payroll practices; provided that any payment otherwise due under this clause (i) or clause (iii) below prior to the ninetieth (90th) day after your termination shall instead be paid, without interest, on such ninetieth (90th) day;
               (ii) payment of the premiums necessary to continue your group health insurance under COBRA (or to purchase other comparable health insurance coverage on an individual basis if you are no longer eligible for COBRA coverage) until the earlier of (x) twelve (12) months following your termination date; or (y) the date you first became eligible to participate in another employer’s group health insurance plan; or (z) the date on which you are no longer eligible for COBRA coverage;
               (iii) the Company will pay you the prorated portion of any incentive bonus that you would have earned, if any, during the incentive bonus period in which your employment terminates (the pro-ration shall be equal to the percentage of that bonus period that you are actually employed by the Company), and such prorated bonus will be paid to you in the calendar year following your termination of employment, on or about the time that such incentive bonuses are paid to other Company employees;
               (iv) with respect to any stock options granted to you by the Company, you will cease vesting upon your termination date; however, you will be entitled to purchase any vested shares of stock that are subject to those options until the earlier of (x) twelve (12) months following your termination date, or (y) the date on which the applicable option(s) expire(s); except as set forth in this clause (iv), your Company stock options will continue to be subject to and governed by the Company’s 2007 Stock Equity Plan as amended from time to time and the applicable stock option agreements between you and the Company; and
               (v) reasonable outplacement assistance selected and paid for by the Company and actually incurred and directly related to the termination of your services for the Company.
          (d) Resignation for Good Reason: If you resign from your employment with the Company for Good Reason (as defined in this subparagraph (d)), and such resignation does not qualify as a Resignation for Good Reason Following a Change of Control as set forth in subparagraph (e) below, and you sign a general release of known and unknown claims in a form satisfactory to the Company within sixty (60) days of the termination of your employment (or such shorter period as is necessary to comply with the following clause) which becomes valid and effective no later than the ninetieth (90th) day after your termination, and you fully comply with your obligations under Paragraphs 7, 8 and 10, you shall receive the severance benefits described in Paragraph 5(c). For purposes of this Paragraph, “Good Reason” means any of the following conditions, which condition(s) remain in effect 60 days after written notice from you to the Chief Executive Officer of said condition(s):
               (i) a reduction in your base salary of 20% or more, other than a reduction that is similarly applicable to all members of the Company’s executive staff; or
               (ii) a material reduction in your employee benefits, other than a reduction that is similarly applicable to all of the members of the Company’s executive staff; or

               (iii) a material breach by the Company of any material provision of this Agreement; or
               (iv) the relocation of the Company’s workplace to a location that is more than 75 miles from your Company workplace of Santa Clara, California.
The foregoing condition(s) shall not constitute “Good Reason” if you do not provide the Chief Executive Officer with the written notice described above within 45 days after you first become aware of the condition(s).
          (e) Termination or Resignation For Good Reason Following a Change of Control: If, within 18 months following any Change of Control (as defined below), your employment is terminated by the Company without cause, or if you resign from your employment with the Company for Good Reason Following a Change of Control (as defined below), you sign a general release of known and unknown claims in a form satisfactory to the Company within sixty (60) days of the termination of your employment (or such shorter period as is necessary to comply with the following clause) which becomes valid and effective no later than the ninetieth (90th) day after your termination, and you fully comply with your obligations under Paragraphs 7, 8 and 10, you shall receive the severance benefits described in Paragraph 5(c); provided, that the time periods set forth in subparagraphs 5(c)(i), (ii), and (iv) shall each be increased by an additional twelve (12) months. In addition, if such termination occurs, you shall receive a payment (in lieu of any payment under subparagraph 5(c)(iii)) equal to the greater of (i) the average of the annual incentive bonus payments received by you, if any, for the previous three years, or (ii) your target incentive bonus for the year in which your employment terminates. Such payment will be made to you within 15 days following the date on which the general release of claims described above becomes effective. The Company will also accelerate the vesting of all unvested time-vesting equity awards granted to you by the Company such that all of your time-vesting equity awards will be fully vested as of the date of your termination/resignation.
     6. Change of Control/Good Reason.
          (a) For purposes of this Agreement, a “Change of Control” of the Company shall mean the occurrence of any of the following:
               (i) any merger, consolidation, share exchange or Acquisition, unless immediately following such merger, consolidation, share exchange or Acquisition of at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such merger, consolidation or share exchange, or the entity which has acquired all or substantially all of the assets of the Company (in the case of an asset sale that satisfies the criteria of an Acquisition) (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by Company securities that were outstanding immediately prior to such merger, consolidation, share exchange or Acquisition (or, if applicable, is represented by shares into which such Company securities were converted pursuant to such merger, consolidation, share exchange or Acquisition), or
               (ii) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) other than through a merger, consolidation, or Acquisition of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities other than (A) an employee benefit plan of the Company or any of its Affiliates, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or
               (iii) over a period of 36 consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals each of whom meet one of the following criteria: (A) have been a Board member continuously since the adoption of the Company’s 2007 Stock Equity Plan or the beginning of such 36 month period, or (B) have been elected or nominated during such 36 month period by at least a majority of the Board members that satisfied the criteria of this subsection (iii) when they were elected or nominated, or
               (iv) a majority of the Board determines that a Change of Control has occurred, or
               (v) the complete liquidation or dissolution of the Company.
For the purposes of this Agreement, the term “Acquisition” means a merger or consolidation of the Company into another person (i.e., which merger or consolidation the Company does not survive) or the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions, and the term “Affiliate” means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.
          (b) For purposes of this Agreement, “Good Reason Following a Change of Control” means any of the following conditions, which condition(s) remain in effect 60 days after written notice from you to the Chief Executive Officer of said condition(s):
               (i) a material and adverse change in your position, duties or responsibilities for the Company, as measured against your position, duties or responsibilities immediately prior to the Change of Control; or
               (ii) a reduction in your base salary as measured against your base salary immediately prior to the Change in Control; or
               (iii) a material reduction in your employee benefits, other than a reduction that is similarly applicable to a majority of the members of the Company’s executive staff; or

               (iv) the relocation by more than 75 miles of your Company workplace of Santa Clara, California.
     7. Confidential and Proprietary Information: As a condition of your employment, you agree to sign and abide by the Company’s standard form of employee proprietary information/confidentiality/assignment of inventions agreement.
     8. Termination Obligations.
          (a) You agree that all property, including, without limitation, all equipment, proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to the Company and shall be returned to the Company promptly upon any termination of your employment.
          (b) Upon your termination for any reason, and as a condition of your receipt of any severance benefits hereunder, you will promptly resign in writing from all offices and directorships then held with the Company or any affiliate of the Company.
          (c) Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. You shall also cooperate in the defense of any action brought by any third party against the Company.
     9. Limitation of Payments and Benefits. To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to you (the “Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of such Payments shall be either:
          (a) the full amount of the Payments, or
          (b) a reduced amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest amount of benefit. In the event that any Excise Tax is imposed on the Payments, you will be fully responsible for the payment of any and all Excise Tax, and the Company will not be obligated to pay all or any portion of any Excise Tax.
     10. Other Activities. In order to protect the Company’s valuable proprietary information, you agree that during your employment and for the period, if any, during which severance payments at your final base salary rate are payable under Paragraph 5(c) or 5(d) above, you will not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee or otherwise, provide any labor, services, advice or assistance to any entity or its successor involved in the design, manufacture, distribution (directly or indirectly) or integration of any digital microwave products substantially similar to current Company products in form, fit, or function and used in terrestrial microwave point-to-point telecommunications networks anywhere in the world. You acknowledge and agree that the restrictions contained in the preceding sentence are reasonable and necessary, as there is a significant risk that your provision of labor, services, advice or assistance to any of those competitors could result in the disclosure of the Company’s proprietary information. You further acknowledge and agree that the restrictions contained in this paragraph will not preclude you from engaging in any trade, business or profession that you are qualified to engage in. In the event of your breach of this Paragraph, the Company shall not be obligated to provide you with any further severance payments or benefits subsequent to such breach.
     11. Dispute Resolution. The parties agree that any suit, action, or proceeding arising out of or relating to this Agreement, the parties’ employment relationship, or the termination of that relationship for any reason, shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Santa Clara) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection they may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Paragraph 11 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
     12. Compliance With Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company has not made and is making no representation to you relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income tax laws.
     Notwithstanding anything to the contrary in this Agreement, any payments or benefits due hereunder upon a termination of employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to you upon a “separation from service” as defined for purposes of Section 409A. In addition, if you are a “specified employee” as determined pursuant to Section 409A as of the date of your separation from service, as so defined, and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is otherwise payable during the first six months following your separation from service shall be paid or provided to you in a lump sum on the earlier of (i) the first business day of the seventh calendar month immediately following the month in which your separation from service occurs or (ii) the date of your death. To the extent required to satisfy the provisions of the foregoing sentence with respect to any benefit to be provided in-kind, the Company shall bill you, and you shall promptly pay, the value for tax purposes of any such benefit and the Company shall therefore promptly refund the amount so paid by you as soon as allowed by the foregoing sentence.

     For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. With respect to any reimbursement of your expenses, or any provision of in-kind benefits to you, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     13. Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.
     14. Applicable Withholding. All salary, bonus, severance and other payments identified in this Agreement are subject to applicable withholding by the Company.
     15. Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.
     16. Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral. This Agreement sets forth our entire agreement regarding the Company’s obligation to provide you with severance benefits upon any termination of your employment, and you shall not be entitled to receive any other severance benefits from the Company pursuant to any Company severance plan, policy or practice.
     17. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.
     18. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Board.

     John, we look forward to having you join us at Aviat Networks, Inc. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.
Sincerely,
Aviat Networks, Inc.

By:	/s/ Thomas L. Cronan III

Senior Vice President and Chief Financial Officer
          I agree to and accept employment with Aviat Networks, Inc. on the terms and conditions set forth in this Agreement.

Date: December 30, 2010	/s/ John J. Madigan

John J. Madigan